Exhibit 99.1

–NEWS RELEASE–

Company Contact:	Investor Relations:

Joseph Czyzyk Mercury Air Group, Inc. (310) 827-2737 ext.102	David Herbst/Larry Barrios The MWW Group (213) 486-6560 ext.317

Mercury Air Group, Inc.’s Revenue Increases 26% in 3rd Quarter

Los Angeles, CA (May 13, 2003) – Mercury Air Group, Inc. (AMEX/PCX: MAX) announced total revenue for its fiscal third quarter ended March 31, 2003 of $111,027,000, an increase of more than 26% from the same period last year. The increased revenue was primarily the result of higher average sales prices associated with the Company’s Mercury Air Centers, Inc. (“Air Centers”) and MercFuel, Inc. (“MercFuel”) subsidiaries and higher volume for Mercury Air Cargo, Inc. (“Air Cargo”).

The Company reported a net loss for the third quarter of $954,000 or $0.15 per basic and fully diluted share, which includes the accrual of additional debt premium associated with the Company’s subordinated note. This compares to a net loss of $380,000 for the third quarter last year (which included pre-tax income of $376,000 from the Bedford FBO which was sold in June 2002) or $0.06 per basic and fully diluted share.

Excluding the accrual for the note premium from the third quarter 2003 results and the contribution from the Bedford FBO from the third quarter 2002 results, the Company would have reported a loss of $395,000 for 2003 as compared to a loss of $609,000 for 2002. The performance improvement based on the adjusted results is primarily due to higher margins from the Company’s Air Cargo operations.

For the three-month period ended March 31, 2003, the Company reported gross margin (before depreciation and amortization) of $6,233,000 as compared to $6,515,000 last year, which includes $554,000 from the Bedford FBO. Excluding the Bedford FBO results from the previous year, gross margin for the current year increased $272,000 or 4.6% over last year’s adjusted results, primarily attributable to improved margins in the Company’s Air Cargo operations.

“We are very pleased with the improving performance of our Air Cargo, MercFuel and Air Centers businesses. We realized improved margins in our cargo handling operations from the depressed levels our third quarter 2002. MercFuel’s third quarter sales volume of 63.3 million gallons represents a 17.5% increase as compared to last year’s third quarter, after excluding our sales to National Airlines from last year’s sales volume which ceased operations in November 2002” said Joseph A. Czyzyk, CEO and President of

Mercury Air Group, Inc. “Not only did our sales volume increase in our MercFuel business, but we also improved our sales margins in both our MercFuel and Air Centers businesses during a period of extremely volatile fuel prices. While we continue to enhance our operating results, we are also actively pursuing various options to dramatically reduce our debt service costs on a going forward basis.”

For the nine-month period ended March 31, 2003, the Company reported a net loss of $1,926,000 or $0.30 per basic and fully diluted share as compared to net income of $380,000 or $0.06 per basic and fully diluted share reported for the first nine months of last year. The current year results included one-time costs associated with the refinancing of its long-term debt of $1,773,000, the accrual of the note premium of $916,000 and $1,055,000 associated with the extension of stock options, recapitalization and financing alternatives, and reserves for environmental remediation of previously disposed property and settlement of labor disputes. The prior year results include one-time pre-tax costs of $985,000 associated with the abandoned MercFuel stock offering and pre-tax income of $880,000 associated with the Bedford FBO. Adjusting for these items, net earnings from continuing operations was $358,000 or $0.06 per basic and fully diluted share for the current year, as compared to $486,000 for the prior year or $0.07 per basic and fully diluted share.

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX/PCX:MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, Inc., MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in The Company’s filings with the Securities and Exchange Commission.

MERCURY AIR GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(all amounts in thousands of dollars, except per share amounts)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Sales and Service Revenues:
Sales	$263,487	$216,203	$88,151	$66,301
Service revenues	69,397	67,558	22,876	21,617

	332,884	283,761	111,027	87,918

Costs and Expenses:
Cost of sales	234,647	186,331	78,400	56,948
Operating expenses	78,936	75,387	26,394	24,455

	313,583	261,718	104,794	81,403

Gross Margin (Excluding depreciation and amortization)	19,301	22,043	6,233	6,515

Expenses (Income):
Selling, general and administrative	8,205	7,769	2,746	3,031
Provision for bad debts	1,201	1,247	442	475
Depreciation and amortization	6,053	7,030	2,049	2,346
Interest expense	5,355	4,320	2,564	1,329
Costs and expenses of stock offering		985
Debt extinguishment costs	1,773		40
Loss on sale of property		71
Interest income	(130)	(72)	(45)	(44)

	22,457	21,350	7,796	7,137

(Loss) Income from Continuing Operations Before Provision for Income Taxes	(3,156)	693	(1,563)	(622)
(Benefit from) Provision for Income Taxes	(1,230)	271	(609)	(242)

(Loss) Income from Continuing Operations	(1,926)	422	(954)	(380)
Loss from Discontinued Operations net of income tax benefit of $27 in 2002		(42)

Net (Loss) Income	($1,926)	$380	($954)	($380)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Net (Loss) Income Per Common Share :
Basic:
From Continuing Operations	($0.30)	$0.06	($0.15)	($0.06)
From Discontinued Operations		(0.01)

Net (loss) income	($0.30)	$0.06	($0.15)	($0.06)

Diluted:
From Continuing Operations	($0.30)	$0.06	($0.15)	($0.06)
From Discontinued Operations		(0.01)

Net (loss) income	($0.30)	$0.06	($0.15)	($0.06)

Mercury Air Group, Inc.

Selected Business Segment Data
For the Three and Nine Month Periods Ended March 31, 2003 and 2002
(all amounts in thousands of dollars)
unaudited

	Nine Months Ended		Three Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Sales and Service Revenues
MercFuel	$218,111	$171,353	$72,497	$52,243
Mercury Air Centers	72,187	69,575	24,479	22,491
Mercury Air Cargo	24,840	21,086	8,396	6,400
Maytag Aircraft	18,510	21,747	5,990	6,784
Intersegment elimination	(764)		(335)

Total Sales and Service Revenue	$332,884	$283,761	$111,027	$87,918

Gross Margin
MercFuel	$4,741	$5,169	$1,670	$1,799
Mercury Air Centers	8,784	10,455	2,870	3,195
Mercury Air Cargo	2,416	1,008	482	(153)
Maytag Aircraft	3,360	5,411	1,211	1,674

Total Gross Margin	$19,301	$22,043	$6,233	$6,515

Depreciation and Amortization
MercFuel	$213	$31	$105	$16
Mercury Air Centers	3,963	4,301	1,382	1,489
Mercury Air Cargo	1,545	1,680	453	547
Maytag Aircraft	265	384	84	171
Corporate	67	634	25	123

Total Dep & Amort	$6,053	$7,030	$2,049	$2,346

	Nine Months Ended		Three Months Ended
	March 31,		March 31,

	2003	2002	2003	2002

Sales Volume (thousands of gals)
MercFuel	221,486	213,344	63,286	70,123
Mercury Air Centers	25,016	27,082	8,025	8,840